AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS OF

SERIES A PERPETUAL CONVERTIBLE PREFERRED STOCK

(PAR VALUE $0.001)

OF

COLFAX CORPORATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

Colfax Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 thereof, DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) in accordance with the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and the Amended and Restated Bylaws of the Corporation (the “Bylaws”), the Board on September 10, 2011 adopted the following resolution,  creating a series of 13,877,552 shares of Preferred Stock, par value $0.001 per share, of the Corporation designated as Series A Perpetual Convertible Preferred Stock, which is subject to shareholder approval of certain amendments to the Certificate of Incorporation including amendments that will increase the authorized number of shares of preferred stock:

RESOLVED, that pursuant to the authority vested in the Board by Article IV of the Certificate of Incorporation and out of the Preferred Stock, par value $0.001 per share, authorized therein, the Board hereby authorizes, designates and creates a series of Preferred Stock, and states that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof be, and hereby are, as follows:

Section 1.     Number of Shares and Designation.

The designation of the series of Preferred Stock created by this resolution shall be “Series A Perpetual Convertible Preferred Stock” (the “Series”), and the number of shares constituting the Series shall be Thirteen Million Eight Hundred Seventy-Seven Thousand Five Hundred Fifty-Two (13,877,552) (the “Series A Preferred Stock”). Each share of Series A Preferred Stock shall have a liquidation preference of $24.50 (the “Liquidation Preference”).

Section 2.     Dividends.

(1)           Holders of Series A Preferred Stock shall be entitled to receive, on each share of Series A Preferred Stock, out of funds legally available for the payment of dividends under Delaware law, cumulative cash dividends with respect to each Dividend Period (as defined below) at a per annum rate of 6% (as such may be adjusted pursuant to this Section 2(1), the “Dividend Rate”) on (i) the Liquidation Preference per share and (ii) to the extent unpaid on the Dividend Payment Date (as defined below), the amount of any accrued and unpaid dividends, if any, on such share of Series A Preferred Stock; provided that if, on any Dividend Payment Date, the Corporation shall not have paid in cash the full amount of any dividend required to be paid on such share (such amount being “Unpaid Dividends”) on such Dividend Payment Date pursuant to this Section 2(1), then from such Dividend Payment Date, the Dividend Rate shall automatically be at a per annum rate of 8% for such share until the date on which all Unpaid Dividends have been declared and paid in full in cash.  Dividends shall begin to accrue and be cumulative from the Issue Date (whether or not declared), shall compound on each Dividend Payment Date, and shall be payable in arrears (as provided below in this Section 2(1)), but only when, as and if declared by the Board (or a duly authorized committee of the Board) on each March 1, June 1, September 1 and December 1, and each Mandatory Conversion Date, Redemption Date and Liquidation Date (each, a “Dividend Payment Date”); provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series A Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day with no additional dividends payable as a result of such payment being made on such succeeding Business Day.  Dividends that are payable on Series A Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series A Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the fifteenth (15th) calendar day before such Dividend Payment Date (as originally scheduled) or such other record date fixed by the Board (or a duly authorized committee of the Board) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.  Each dividend period (a “Dividend Period”) shall commence on and include the calendar day immediately following a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Issue Date) and shall end on and include the next Dividend Payment Date.  Dividends payable in respect of a Dividend Period shall be payable in arrears on the first Dividend Payment Date after such Dividend Period.

(2)           The Corporation (including its subsidiaries) shall not declare, pay or set apart funds for any dividends or other distributions with respect to any Junior Stock of the Corporation or repurchase, redeem or otherwise acquire, or set apart funds for repurchase, redemption or other acquisition of, any Junior Stock, or make any guarantee payment with respect thereto, unless all accrued but unpaid dividends on the Series A Preferred Stock for all Dividend Periods through and including the date of such declaration, payment, repurchase, redemption or acquisition (including, if applicable as provided in Section 2(1) above, dividends on such amount) have been declared and paid in full in cash (or declared and a sum sufficient for the payment thereof set apart for such payment).

(3)           Any reference to “dividends” or “distributions” in this Section 2 shall not be deemed to include any distribution made in connection with any voluntary of involuntary dissolution, liquidation or winding up of the Corporation.

Section 3.     Mandatory Conversion; Optional Conversion; Redemption.

(1)           Mandatory Conversion at the Option of the Corporation.

(a)           Mandatory Conversion.  On or after the third anniversary of the Issue Date, the Corporation shall have the right, at its option, at any time or from time to time, to cause some or all of the outstanding shares of Series A Preferred Stock to be mandatorily converted (a “Mandatory Conversion”) into fully paid and nonassessable shares of Common Stock at the Conversion Rate in effect as of the applicable Mandatory Conversion Date (as defined below) in accordance with the provisions of this Section 3(1), subject to satisfaction of the following conditions:

(i)           the closing price of the Common Stock on the New York Stock Exchange (or, if the shares of Common Stock are not listed or admitted for trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system on the principal national securities exchange on which the shares of Common Stock are listed or admitted for trading) shall exceed one-hundred and thirty-three percent (133%) of the Conversion Price for a period of thirty (30) consecutive trading days ending on the trading day immediately preceding the date that the Corporation delivers a Mandatory Conversion Notice (as defined below); and

(ii)           the Corporation shall have declared and paid in full in cash, or shall have declared and set apart for payment in cash, all accrued but unpaid dividends (including, if applicable as provided in Section 2(1) above, dividends on such amount) on the Series A Preferred Stock for all Dividend Periods through and including the effective date of such Mandatory Conversion (the “Mandatory Conversion Date”).

(b)           Mechanics of Mandatory Conversion.  In order to effect a Mandatory Conversion, the Corporation shall provide written notice (a “Mandatory Conversion Notice”) to each holder of outstanding shares of Series A Preferred Stock by first class mail, postage prepaid, to such holder at such holder’s address as it shall appear in the records of the Corporation or such other address as such holder shall specify to the Corporation in writing from time to time.  The Mandatory Conversion Notice shall specify (i) the applicable Mandatory Conversion Date, and (ii) the number of shares of Common Stock that each holder shall be entitled to receive in connection with such Mandatory Conversion.  Upon receipt of the Mandatory Conversion Notice, each holder of shares of Series A Preferred Stock shall surrender his, her, or its certificate of certificates for all such shares (or, if applicable, a pro rata portion thereof determined in accordance with the penultimate sentence of this Section 3(1)(b)) (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation) to the Corporation at its principal office or at the office of the agency which may be maintained for the purpose of administering conversions and redemptions of the shares of Common Stock (the “Conversion Agent”), in each case, as specified in the applicable Mandatory Conversion Notice.  All rights with respect to the shares of Series A Preferred Stock that are converted pursuant to a Mandatory Conversion shall terminate on the Mandatory Conversion Date, subject to the rights of the holders thereof to receive the items provided for in the following sentence.  As soon as practicable after the Mandatory Conversion Date, but in no event later than ten (10) days after the Mandatory Conversion Date, the Corporation shall issue and deliver to each holder that has surrendered shares of Series A Preferred Stock in connection therewith, (i) a certificate or certificates (or if the holder shall so elect, and if permitted by applicable law, including without limitation the Securities Act of 1933, uncertificated book-entry shares) representing the number of fully paid and nonassessable shares of Common Stock issuable upon such conversion, with no personal liability attaching to the ownership thereof, free of all taxes with respect to the issuance thereof, liens, charges and security interests and not subject to any preemptive rights, into which such shares of Series A Preferred Stock have been converted in connection with such Mandatory Conversion, and (ii) any cash payable in respect of fractional shares as provided in Section 3(4).  The converted shares of Series A Preferred Stock shall be retired and cancelled and may not be reissued.  In the case of Mandatory Conversion of fewer than all of the shares of Series A Preferred Stock at the time outstanding, the shares of Series A Preferred Stock to be redeemed shall be selected, and allocated among the holders of outstanding shares of Series A Preferred Stock on a pro rata basis in accordance with the number of shares of Series A Preferred Stock then held by each such holder.  In the event that fewer than all of the shares of Series A Preferred Stock represented by a certificate are converted in connection with a Mandatory Conversion, then a new certificate representing the unconverted shares of Series A Preferred Stock shall be issued to the holder of such certificate.

(2)           Redemption at the Option of the Corporation.

(a)         Redemption.  On or after the fifth anniversary of the Issue Date, the Corporation shall have the right, at its option, at any time to redeem (a “Redemption”) all (but not less than all) of the outstanding shares of Series A Preferred Stock in return for a payment in cash (the “Call Payment”) equal, on a per share basis, to the greater of (i) the Conversion Price, and (ii) the Liquidation Preference, in each case, as of the applicable Redemption Date (as defined below) in accordance with the provisions of this Section 3(2), subject to satisfaction of the following conditions:

(i)           on the trading date preceding the date of the Redemption Notice (as defined below) the closing price of the Common Stock on the New York Stock Exchange (or, if the shares of Common Stock are not listed or admitted for trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system on the principal national securities exchange on which the shares of Common Stock are listed or admitted for trading) shall be less than the Conversion Price; and

(ii)           the Corporation shall have declared and paid in full in cash, or shall have declared and set apart for payment in cash, all accrued but unpaid dividends (including, if applicable as provided in Section 2(1) above, dividends on such amount) on the Series A Preferred Stock for all Dividend Periods through and including the Redemption Date (as defined below).

(b)           Mechanics of Redemption.  In order to effect a Redemption, the Corporation shall provide written notice (a “Redemption Notice”) of such Redemption to each holder of outstanding shares of Series A Preferred Stock by first class mail, postage prepaid, to such holder at such holder’s address as it shall appear in the records of the Corporation or such other address as such holder shall specify to the Corporation in writing from time to time.  Subject to the satisfaction of the conditions set forth in Section 3(2)(a)(i) and Section 3(2)(a)(ii), the Redemption shall become effective on the ninetieth (90th) day after delivery of the Redemption Notice, or if such date is not a Business Day, then on the next Business Day (such date, the “Redemption Date”).  The Redemption Notice shall specify (i) the applicable Redemption Date (determined in accordance with the preceding sentence), and (ii) the Call Payment to which each holder of outstanding shares of Series A Preferred Stock shall be entitled in connection with such Redemption.  On or before the applicable Redemption Date, each holder of outstanding shares of Series A Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares (or, if such certificate or certificates have been lost, stolen, or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation) to the Corporation at its principal office or to the Conversion Agent, in each case, as may be specified in the Redemption Notice, and upon receipt thereof by the Corporation or the Conversion Agent, as the case may be, the Call Payment for such redeemed shares shall be immediately due and payable in cash to the order of the record holder of the shares of Series A Preferred Stock being redeemed.  From and after the Redemption Date, all dividends on shares of Series A Preferred Stock that are redeemed on such Redemption Date shall cease to accumulate and all rights of the holders thereof as holders of Series A Preferred Stock shall cease and terminate, so long as the Call Payment is received on the Redemption Date and the conditions to the effectiveness of such redemption set forth in Section 3(2)(a) are satisfied.

(3)         Right of Holders to Optionally Convert.

(a)           Each share of Series A Preferred Stock shall be convertible, in whole or in part, at the option of the holder thereof (an “Optional Conversion”), at any time after the Issue Date, and from time to time, and without payment of any additional consideration by the holder of such share, into fully paid and nonassessable shares of Common Stock at the Conversion Rate in effect as of the applicable Optional Conversion Date (as defined below) in accordance with the procedures set forth in this Section 3(3).

(b)           In order to effect an Optional Conversion, the holder of shares of Series A Preferred Stock to be converted shall (i) deliver a properly completed and duly executed written notice of election to convert (an “Optional Conversion Notice”) to the Corporation at its principal office or to the Conversion Agent, and (ii) surrender the certificate or certificates for the shares of Series A Preferred Stock that are to be converted, accompanied, if so required by the Corporation or the Conversion Agent, by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation or the Conversion Agent, duly executed by the holder or its attorney duly authorized in writing.  The Optional Conversion Notice shall specify: (i) the number (in whole shares) of shares of Series A Preferred Stock to be converted, and (ii) the name or names in which the converting holder wishes the certificate or certificates for shares of Common Stock in connection with such conversion to be issued.

(c)           The Optional Conversion shall become effective at the close of business on the date (such date, the “Optional Conversion Date”) of receipt by the Corporation or the Conversion Agent of the Optional Conversion Notice and the other items referred to in Section 3(3)(b). Promptly following the Optional Conversion Date (and in no event more than ten (10) days after the Optional Conversion Date), the Corporation shall deliver or cause to be delivered at the office or agency of the Conversion Agent, to or upon the written order of the holders of the surrendered shares of Series A Preferred Stock, (i) a certificate or certificates (or if the converting holder shall so elect, and if permitted by applicable law, including without limitation the Securities Act of 1933, uncertificated book-entry shares) representing the number of fully paid and nonassessable shares of Common Stock issuable upon such conversion, with no personal liability attaching to the ownership thereof, free of all taxes with respect to the issuance thereof, liens, charges and security interests and not subject to any preemptive rights, into which such shares of Series A Preferred Stock have been converted in connection with such Optional Conversion, (ii) a cash payment equal to the amount of all accrued but unpaid dividends (including, if applicable as provided in Section 2(1) above, dividends on such amount) for all Dividend Periods through and including the most recent Dividend Payment Date (the “Cash Payment”), provided, that, if on such Optional Conversion Date, the Corporation has not declared all or any portion of the accrued but unpaid dividends (including, if applicable as provided in Section 2(1) above, dividends on such amount) for all Dividend Periods through and including the most recent Dividend Payment Date, the converting holder shall receive (instead of and in full satisfaction of the Corporation’s obligation to make the Cash Payment) such number of shares of Common Stock equal to the amount of accrued but unpaid dividends (including, if applicable as provided in Section 2(1) above, dividends on such amount), divided by the ”current market price” per share of Common Stock, and (iii) any cash payable in respect of fractional shares as provided in Section 3(4).  Except as described above, upon any Optional Conversion, the Corporation shall make no payment or allowance for unpaid dividends on the shares of Series A Preferred Stock that are converted in connection with such Optional Conversion.  In the case of an Optional Conversion Date that occurs after a Dividend Record Date and before a Dividend Payment Date, the Cash Payment shall be reduced in an amount equal to any dividends declared with respect to such Dividend Record Date on any shares of Series A Preferred Stock that are converted on such Optional Conversion Date, provided that such dividends are actually received by the record holder of such shares on such Dividend Payment Date; or, to the extent that such reduction in the Cash Payment is less than the amount of such dividends to be received with respect to such Dividend Record Date, the excess amount thereof will be repaid to the Corporation.

(d)           Upon the surrender of a certificate representing shares of Series A Preferred Stock that is converted in part, the Corporation shall issue or cause to be issued to the surrendering holder a new certificate representing shares of Series A Preferred Stock equal in number to the unconverted portion of the shares of Series A Preferred Stock represented by the certificate so surrendered.

(e)           On the Optional Conversion Date, upon the delivery to the converting holder of the shares Common Stock issuable in connection with such conversion and the payments referred to in Section 3(3)(c)(ii) and (iii), the rights of the holders of the shares of converted Series A Preferred Stock and the person entitled to receive the shares of Common Stock upon the conversion of such shares of Series A Preferred Stock shall be treated for all purposes as having become the Beneficial Owner of such shares of Common Stock.

(4)           Fractional Shares.

(a)           No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any shares of Series A Preferred Stock in connection with a Mandatory Conversion or Optional Conversion. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of Series A Preferred Stock in connection with a Mandatory Conversion or Optional Conversion, the Corporation shall pay to the holder of such share of Series A Preferred Stock an amount in cash (computed to the nearest cent) equal to the product of (A) such fraction and (B) the current market price (as defined below) of a share of Common Stock on the Business Day next preceding the day of conversion.  If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Liquidation Preference of the shares of Series A Preferred Stock so surrendered.

(b)           For the purposes of this Section 3, the “current market price” per share of Common Stock at any date shall be deemed to be the average of the daily closing prices on the New York Stock Exchange (or if the shares of Common Stock are not listed or admitted for trading on the New York Stock Exchange as reported on the principal consolidated transaction reporting system on the principal national securities exchange on which the shares of Common Stock are listed or admitted for trading) for the ten consecutive trading days immediately prior to the date in question or in the event that no trading price is available for the shares of Common Stock, the fair market value thereof, as determined in good faith by the Board.

(5)           Reservation of Shares.  The Corporation shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Series A Preferred Stock pursuant to Section 3(1) and Section 3(3), such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock.

(6)           Certain Events.  If the Corporation shall be a party to any transaction, including without limitation a merger, consolidation, sale of all or substantially all of the Corporation’s assets, reorganization, liquidation or recapitalization of the Common Stock (each of the foregoing being referred to as a “Transaction”), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series A Preferred Stock shall, upon consummation of the Transaction, be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such Transaction.

Section 4.     Voting Rights.

(1)           Each share of Series A Preferred Stock shall entitle the holder thereof to vote on all matters voted on by holders of the Common Stock, voting together as a single class with the shares of Common Stock entitled to vote, at all meetings of the stockholders of the Corporation and in connection with any actions of the stockholders of the Corporation taken by written consent.  With respect to any such vote, the holder of each share of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the shares of Common Stock of the Corporation into which such holder’s shares of Series A Preferred Stock are convertible as of the record date for such vote.

(2)         The affirmative vote or consent of more than fifty percent (50%) of the shares of Series A Preferred Stock, voting separately as a class, shall be necessary for authorizing, approving, effecting or validating:

(a)           the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or Bylaws or any document amendatory or supplemental thereto (including this Certificate of Designations), whether by merger, consolidation or otherwise, that would adversely affect or cause to be terminated the powers, designations, preferences and other rights of the Series; or

(b)           any other action for which a vote of the Series A Preferred Stock, voting separately as a class, is required by law.

Other than as specifically set forth in this Section 4 or to the extent of applicable law, the Series A Preferred Stock shall not be entitled to a separate vote on any matter.

Section 5.     Liquidation Rights.

(1)           Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, each holder of shares of the Preferred Stock shall be entitled to payment out of the assets of the Corporation legally available for distribution of an amount per share of Series A Preferred Stock (the “Liquidation Amount”) held by such holder equal to the greater of (i) the Liquidation Preference per share of Series A Preferred Stock held by such holder, plus any accrued but unpaid dividends (including, if applicable as provided in Section 2(1) above, dividends on such amount) in respect of such shares, whether or not declared paid in cash, calculated to the date fixed for liquidation, dissolution or winding-up (the “Liquidation Date”), and (ii) the amount that the holders of Series A Preferred Stock would have received in connection with such liquidation, dissolution or winding up had each share of Series A Preferred Stock been converted into shares of Common Stock pursuant to Section 3(3) immediately prior to such liquidation, dissolution or winding up of the Corporation, before any distribution is made on any Junior Stock of the Corporation. After payment in full of the Liquidation Amount to which holders of Series A Preferred Stock are entitled, such holders shall not be entitled to any further participation in any distribution of assets of the Corporation in respect of their shares of Series A Preferred Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the amounts payable with respect to the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock will share in any distribution of assets of the Corporation on a pro rata basis in proportion to the number of shares of Series A Preferred Stock held by each such holder.

(2)           Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more Persons will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation for purposes of this Section 5.

Section 6.   Pre-emptive Rights

(1)           Except for (i) (A) the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, program or practice of or assumed by the Corporation or any of its subsidiaries or (B) the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date, (ii) a subdivision (including by way of a stock dividend) of the outstanding shares of Common Stock into a larger number of shares of Common Stock, and (iii) the issuance of capital stock as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, or other similar non-financing transaction, if, from the Issue Date until the date that is twenty-four (24) months after the Issue Date, the Corporation wishes to issue any shares of capital stock or any other securities convertible into or exchangeable for capital stock of the Corporation (collectively, “New Securities”) at a price per share less than the Liquidation Preference (a “Dilutive Issuance”) to any person (the “Proposed Purchaser”), then the Corporation shall send written notice (the “New Issuance Notice”) to the holders of the Series A Preferred Stock, which New Issuance Notice shall state (x) the number of New Securities proposed to be issued and (y) the proposed purchase price per share of the New Securities (the “Proposed Price”).

(2)           For a period of fifteen (15) Business Days after the giving of the New Issuance Notice, each holder of the Series A Preferred Stock shall have the right to purchase (a) if the Dilutive Issuance occurs during the period from the Issue Date until the date that is two hundred seventy (270) days after the Issue Date, up to its Proportionate Share (as defined below) of the New Securities, or (b) if the Dilutive Issuance occurs after such two-hundred-seventy-(270)-day period, up to its Double Proportionate Share (as defined below) of the New Securities, in each case at a purchase price per share equal to the Proposed Price and upon the terms and conditions set forth in the New Issuance Notice. As used herein, the term “Proportionate Share” means, as to each holder of Series A Preferred Stock as of a given date, the fraction, expressed as a percentage, determined by dividing (i) a number of shares of Common Stock Beneficially Owned by such holder and (without duplication) its Permitted Transferees (other than any other holder of shares of Series A Preferred Stock) plus the number of shares of Common Stock into which the shares of Series A Preferred Stock then  Beneficially Owned by such holder are convertible as of such date, by (ii) the number of shares of Common Stock of the Corporation issued and outstanding as of such date, calculated on a fully-diluted basis, assuming conversion of all outstanding convertible securities (including the Series A Preferred Stock) and the exercise in full of all existing warrants at the then-existing conversion or exercise price, but excluding any Unexercised Options and RSUs.  As used herein, the term “Double Proportionate Share” means, as to each holder of Series A Preferred Stock as of a given date, such holder’s Proportionate Share as of such date multiplied by two (2).

(3)           The right of each holder of Series A Preferred Stock to purchase the New Securities shall be exercisable by delivering written notice of its exercise, prior to the expiration of the fifteen (15) Business Day period referred to in Section 6(2) above, to the Corporation, which notice shall state the amount of New Securities that the holder elects to purchase. The failure of such holder to respond within the fifteen (15) Business Day period or to pay for such New Securities when such payment is due shall be deemed to be a waiver of such holder’s rights under this Section 6 only with respect to the Dilutive Issuance described in the applicable New Issuance Notice.

(4)           Except for the foregoing and to the extent arising under applicable law, there are no pre-emptive rights associated with the Series A Preferred Stock.

Section 7.     Ranking and Issuance of Parity Stock or Senior Stock Prior to Conversion

The Series A Preferred Stock shall rank senior to any series of Junior Stock with respect to the payment of dividends and distributions and rights upon liquidation, dissolution or winding up of the Corporation. Prior to the conversion or redemption or retirement and cancellation of all shares of the Series A Preferred Stock in accordance with this Certificate of Designations, the Corporation shall not issue an Parity Stock or Senior Stock, or authorize any additional shares of Series A Preferred Stock.

Section 8.    Retirement.

If any share of the Series A Preferred Stock is purchased or otherwise acquired by the Corporation in any manner whatsoever, then such share shall be retired and promptly cancelled. Upon the retirement or cancellation of a share of Series A Preferred Stock, such share shall not for any reason be reissued as shares of the Series.

Section 9.     Definitions.

Capitalized terms not otherwise defined in this Certificate of Designations shall have the following meanings:

“Beneficial Ownership” and “Beneficially Own” and similar terms shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934.

“Board” shall have the meaning set forth in the Preamble.

“Business Day” means a day other than Saturday, Sunday or a day on which banking institutions in any of London, UK, St. Helier, Jersey and New York, New York, USA are authorized or obligated to close.

“Bylaws” shall have the meaning set forth in the Preamble.

“Call Date” shall have the meaning set forth in Section 3(2).

“Call Payment” shall have the meaning set forth in Section 3(2).

“Certificate of Incorporation” shall have the meaning set forth in the Preamble.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share.

“Conversion Agent” shall have the meaning set forth in Section 3(1)(b).

“Conversion Price” means, for each share of Series A Preferred Stock, the U.S. dollar amount equal to the Liquidation Preference divided by the then-applicable Conversion Rate.

“Conversion Rate” means the Liquidation Preference divided by 114% of the Liquidation Preference, subject to the following adjustments:

If the Corporation shall (1) declare or pay a dividend on its outstanding Common Stock in shares of Common Stock or make a distribution to holders of its Common Stock in shares of Common Stock, (2) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (3) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (4) issue by reclassification of its shares of Common Stock other securities of the Corporation, then the Conversion Rate in effect immediately prior thereto shall be adjusted so that a holder of any shares of Series A Preferred Stock thereafter converted shall be entitled to receive the number and kind of shares of Common Stock or other securities that such holder of Series A Preferred Stock would have owned or been entitled to receive after the happening of any of the events described above had such shares of Series A Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. An adjustment so made shall become effective on the date of the dividend payment, subdivision, combination or issuance retroactive to the record date with respect thereto, if any, for such event. Such adjustments shall be made successively.

“Corporation” shall have the meaning set forth in the Preamble.

“Dilutive Issuance” shall have the meaning set forth in Section 6.

“Dividend Payment Date” shall have the meaning set forth in Section 2(1).

“Dividend Period” shall have the meaning set forth in Section 2(1).

“Dividend Rate” shall have the meaning set forth in Section 2(1).

“Dividend Records Date” shall have the meaning set forth in Section 2(1).

“Double Proportionate Percentage” shall have the meaning set forth in Section 6.

“Issue Date” means the date on which any shares of Series A Preferred Stock are first issued by the Corporation.

“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation, other than Series A Preferred Stock and Senior Stock not expressly ranking senior to the Series A Preferred Stock with respect to the payment of dividends and distributions.

“Liquidation Date” shall have the meaning set forth in Section 5.

“Liquidation Amount” shall have the meaning set forth in Section 5.

“Liquidation Preference” shall have the meaning set forth Section 1.

“Mandatory Conversion” shall have the meaning set forth in Section 3(1).

“Mandatory Conversion Date” means the effective date of a mandatory conversion of the shares of Series A Preferred Stock pursuant to Section 3(1).

“Mandatory Conversion Notice” shall have the meaning set forth in Section 3(1).

“New Issuance Notice” shall have the meaning set forth in Section 6.

“New Securities” shall have the meaning set forth in Section 6.

“Optional Conversion” shall have the meaning set forth in Section 3(3).

“Optional Conversion Date” means the effective date of an optional conversion of the shares of Series A Preferred Stock pursuant to Section 3(3).

“Optional Conversion Notice” shall have the meaning set forth in Section 3(3).

“Parity Stock” means any class or series of stock of the Corporation that would expressly rank equal to the Series A Preferred Stock with respect to the payment of dividends and distributions.

“Permitted Transferee” shall have the meaning set forth in the Certificate of Incorporation.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

“Preferred Stock” means the Corporation’s preferred stock, par value $0.001 per share.

“Proportionate Percentage” shall have the meaning set forth in Section 6.

“Proposed Purchase” shall have the meaning set forth in Section 6.

“Redemption” shall have the meaning set forth in Section 3(2).

“Redemption Date” means the effective date of a redemption of the shares of Series A Preferred Stock pursuant to Section 3(2).

“Redemption Notice” shall have the meaning set forth in Section 3(2).

“Senior Stock” means any class or series of stock of the Corporation that would expressly rank senior to the Series A Preferred Stock with respect to the payment of dividends and distributions and/or rights upon liquidation or winding up of the Corporation.

“Series” shall have the meaning set forth in Section 1.

“Series A Preferred Stock” shall have the meaning set forth in Section 1.

“Unexercised Options and RSUs” means (i) any convertible securities outstanding as of the Issue Date, or (ii) any options, restricted stock units or similar awards issued to officers, employees, consultants or directors of the Corporation or its subsidiaries, in each case, in the form of Common Stock or entitling the holder thereof to receive shares of Common Stock upon the exercise or conversion thereof.

“Unpaid Dividends” shall have the meaning set forth in Section 2(1).

Section 10.             Descriptive Headings and Governing Law.

The descriptive headings of the several Sections and paragraphs of this Certificate of Designations are inserted for convenience only and do not constitute a part of this Certificate of Designations. The General Corporation Law of the State of Delaware shall govern all issues concerning this Certificate of Designations.

IN WITNESS WHEREOF, Colfax Corporation has caused this Certificate to be duly executed in its corporate name this 23rd day of April, 2013.

COLFAX CORPORATION

By:	/s/ C. Scott Brannan
Name: C. Scott Brannan Title: Senior Vice President, Chief Financial Officer and Treasurer